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Exhibit 21

Aquila, Inc.
Subsidiaries
2001 Annual Report on Form 10-K

Subsidiary	Jurisdiction of Incorporation

Aquila Merchant Services, Inc.	Delaware
MEP Holdings, Inc.	Delaware
UtiliCorp Asia Pacific, Inc.	Delaware
UtiliCorp Asia Pacific Pty Ltd.	Australia
UtiliCorp Australia, Inc.	Delaware
UtilCo Group, Inc.	Delaware
UtiliCorp South Pacific, Inc.	Delaware
UtiliCorp Networks Canada Ltd.	Province of Alberta
UtiliCorp Networks Canada (Alberta) Ltd.	Province of Alberta

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  Exhibit 21